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                                EX-99.B.16(4)(f)

                     ING LIFE INSURANCE AND ANNUITY COMPANY

                                   ENDORSEMENT

The Contract is hereby endorsed effective May 1, 2002, as follows:

The name of AETNA LIFE INSURANCE AND ANNUITY COMPANY has been changed to ING LIFE INSURANCE AND ANNUITY COMPANY. Accordingly, all references to AETNA LIFE INSURANCE AND ANNUITY COMPANY, ALIAC, and AETNA in the Contract are changed to ING LIFE INSURANCE AND ANNUITY COMPANY, ILIAC, and ING, respectively.

The address remains as follows:

151 Farmington Avenue
Hartford, Connecticut  06156

All terms and conditions of your Contract remain the same.



                                      /s/ Thomas J. McInerney
                                      -----------------------
                                          Thomas J. McInerney

                                          President
                                          ING Life Insurance and Annuity Company








ENMCHGI (05/02)